Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
J. Thomas Parmeter
Chairman
Janis Y. Neves
Director of Finance & Administration
info@ppti.com

                     PROTEIN POLYMER TECHNOLOGIES ANNOUNCES
                         ELECTION OF BOARD OF DIRECTORS

        SAN DIEGO, June 24, 2004 -- Protein Polymer Technologies, Inc. (OTC Bulletin Board: PPTI) announces the election of the Company's Board of Directors at its Annual Meeting of Shareholders. Elected to initial terms were Donald Kaplan, Ph.D., President and Chief Operating Officer, Protein Polymer Technologies, Inc., Steven M. Lamon, and Steve Peltzman. Reelected to the Company's Board of Directors were: Edward G. Cape, Ph.D. Managing Partner of the Saphire Group LLC; Kerry L. Kuhn, M.D., a Partner in the Omega Obstetrics and Gynecology Center, Coral Springs, Florida; J. Thomas Parmeter, Ph.D., Chairman and Chief Executive Officer, Protein Polymer Technologies, Inc.; and George R. Walker, Vice President-Finance (retired), Esso Europe. All Directors are elected to annual terms.

        In other business, stockholders also ratified Peterson & Company, LLP, as the Company's independent public accountants for the 2004 fiscal year.

        Dr. Donald S. Kaplan, recently named President and Chief Operating Officer of Protein Polymer Technologies, Inc., is the founder and has been the president of Matrix Technology since 2001, a start-up medical device development company. From 1998 to 2000 Dr. Kaplan was a chief consultant to International Surgical Technology Inc., a surgical device start-up company. From 1980 to 1995, Dr. Kaplan was employed by the United States SurgicaL Corporation, initially as Vice President, Materials Science, and from 1992 to 1995 as Senior Vice President for Operations and Technology.

        Mr. Steven M. Lamon currently serves as a consultant to several educational, religious and municipal organizations and serves on the board of directors of two privately-held companies. From 1976 to January 2003, Mr. Lamon was employed by Merrill Lynch, initially as an equity institutional salesman and from 1984 to 2002 as Head of the Chicago Institutional Equity Sales desk and Director of Merrill Lynch Capital Markets.

        Mr. Steve Peltzman currently serves on the board of directors of Cytomatrix, LLC, a biotherapeutics company and Select Therapeutics, Inc. From 1991 to 1997 Mr. Peltzman served initially as Executive Vice President and Chief Operating Officer and


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from 1994 to 1997 as president and chief operating officer of OSI
Pharmaceuticals, Inc., and from 1997 to 1999 as a director of OSI
Pharmaceuticals, Inc. From 1984 to 1991, Mr. Peltzman was President and Chief Executive Officer of Applied BioTechnology, Inc.

        Protein Polymer Technologies, Inc., is a San Diego-based company focused on developing bioactive products to improve medical and surgical outcomes. From its inception in 1988, PPTI has been a pioneer in protein design and synthesis, developing an extensive portfolio of proprietary biomaterials. These genetically engineered biomaterials are high molecular weight proteins, processed into products with physical and biological characteristics tailored to specific clinical performance requirements. Targeted products include urethral bulking agents for the treatment of stress urinary incontinence, dermal augmentation products for cosmetic and reconstructive surgery, surgical adhesives for use in the repair of damaged spinal discs and as sealants in pulmonary, bowel and cardiovascular surgery, scaffolds for wound healing and tissue engineering, and depots for local drug delivery. To date, PPTI has been issued twenty-five U.S. Patents on its core technology with corresponding issued and pending patents in key international markets.

        This press release contains forward-looking statements that are based on management's views and expectations. Actual results could differ materially from those expressed here; further, the Company is not obligated to comment specifically on those differences. Risks associated with the Company's activities include raising adequate capital to continue operations scientific and product development uncertainties, competitive products and approaches, continuing collaborative partnership interest and funding, regulatory testing and approvals, and manufacturing scale up. The reader is encouraged to refer to the Company's 2003 Annual Report Form 10-KSB, and other recent filings with the Securities and Exchange Commission, copies of which are available from the Company, to further ascertain the risks associated with the above statements.